                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:  Morgan Stanley FX Series Funds (a Massachusetts business trust)

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

       1221 Avenue of the Americas
       New York, New York 10020

Telephone Number (including area code): (800) 869-6397

Name and Address of Agent for Service of Process:

       Amy R. Doberman, Esq.

       Mailing Address:
       1221 Avenue of the Americas
       New York, New York 10020

Check Appropriate Box:

     Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

       YES /x/              NO / /

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the
     Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 27th day
     of February, 2007.

                                    MORGAN STANLEY FX SERIES FUNDS

                                    By:  /s/ Amy R. Doberman
                                       -------------------------
                                         Amy R. Doberman
                                         Vice President

Attest:

/s/ Lou Anne McInnis
--------------------
Lou Anne McInnis
Assistant Secretary

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